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EXHIBIT 12.1

OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES

COMPUTATION OF TOTAL ENTERPRISE RATIOS OF EARNINGS TO FIXED CHARGES
(Amounts in millions, except ratios)

	Year Ended December 31
	2001	2000	1999	1998	1997
Income from continuing operations(a)	$1,418	$1,785	$699	$400	$245

Add:
Provision (credit) for taxes on income (other than foreign and gas taxes)	172	871	306	204	47
Interest and debt expense(b)	411	540	515	576	446
Portion of lease rentals representative of the interest factor	7	6	31	36	39

	590	1,417	852	816	532

Earnings before fixed charges	$2,008	$3,202	$1,551	$1,216	$777

Fixed charges
Interest and debt expense including capitalized interest(b)	$417	$543	$522	$594	$462
Portion of lease rentals representative of the interest factor	7	6	31	36	39

Total fixed charges	$424	$549	$553	$630	$501

Ratio of earnings to fixed charges	4.74	5.83	2.80	1.93	1.55

(a)
Includes (1) minority interest in net income of majority-owned subsidiaries and partnerships having fixed charges and (2) income from less-than-50-percent-owned equity investments adjusted to reflect only dividends received.

(b)
Includes proportionate share of interest and debt expense of 50-percent-owned equity investments.

OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES

COMPUTATION OF TOTAL ENTERPRISE RATIOS OF EARNINGS TO
COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
(Amounts in millions, except ratios)

	Year Ended December 31
	2001	2000	1999	1998	1997
Income from continuing operations(a)	$1,418	$1,785	$699	$400	$245

Add:
Provision (credit) for taxes on income (other than foreign and gas taxes)	172	871	306	204	47
Interest and debt expense(b)	411	540	515	576	446
Portion of lease rentals representative of the interest factor	7	6	31	36	39

	590	1,417	852	816	532

Earnings before fixed charges	$2,008	$3,202	$1,551	$1,216	$777

Fixed charges
Interest and debt expense including capitalized Interest(b)	$417	$543	$522	$594	$462
Portion of lease rentals representative of the interest factor	7	6	31	36	39

Total fixed charges	424	549	553	630	501
Preferred stock dividends(c)	—	—	11	27	106

Fixed charges and preferred stock dividends	$424	$549	$564	$657	$607

Ratio of earnings to combined fixed charges and preferred stock dividends	4.74	5.83	2.75	1.85	1.28

(a)
Includes (1) minority interest in net income of majority-owned subsidiaries and partnerships having fixed charges and (2) income from less-than-50-percent-owned equity investments adjusted to reflect only dividends received.

(b)
Includes proportionate share of interest and debt expense of 50-percent-owned equity investments.

(c)
Adjusted to a pretax basis.

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  EXHIBIT 12.1
OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES COMPUTATION OF TOTAL ENTERPRISE RATIOS OF EARNINGS TO FIXED CHARGES (Amounts in millions, except ratios)
OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES COMPUTATION OF TOTAL ENTERPRISE RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (Amounts in millions, except ratios)